EXHIBIT 99.1

CINEDIGM RESTRUCTURES CORPORATE ORGANIZATION:  COO ADAM MIZEL
TRANSITIONS TO CONSULTING ROLE

LOS ANGELES (October 16, 2015) – In a continuing process of streamlining corporate structure to better fit its evolving business profile and reduce costs, Cinedigm Corp. (NASDAQ: CIDM)  announced today that it is restructuring corporate responsibilities and will eliminate the current chief operating officer position.  Effective October 16, 2015, COO Adam Mizel will transition to a consulting role with the Company, including a focus on business development opportunities. The move comes as part of a long-term and rigorous management reorganization that began more than a year ago.  The COO position will not be replaced, with responsibilities shared by Chief Executive Officer Chris McGurk, Chief Financial Officer Jeffrey Edell, Cinedigm Entertainment President Bill Sondheim, and President of Digital Cinema/General Counsel Gary Loffredo moving forward.

“Cinedigm has gone through an enormous re-invention over the last three years as we have transformed the Company from a service provider that converted movie theaters into digital entertainment centers to our current position as a leading independent content distributor and OTT pioneer,” said McGurk.  “We have been looking at every aspect of our company to improve efficiency and to develop an organization that best fits our new business profile.   As a shareholder, Board member and part of our management team, Adam agreed that this consolidation in the corporate structure was a strategically smart move for Cinedigm.  We thank him for many years of service to the management team and look forward to his new role as a consultant.”

“I am proud to have worked with Chris and the Cinedigm team to have repositioned the company as an industry innovator and to have successfully launched three OTT channels,” commented Mizel. “I look forward to continuing to support Cinedigm’s success as a consultant as I explore a variety of other projects in the entertainment, technology and finance spaces.”

About Cinedigm

Cinedigm is a leading independent content distributor in the United States, with direct relationships with thousands of physical retail storefronts and digital platforms, including Wal-

Mart, Target, iTunes, Netflix, and Amazon, as well as the national Video on Demand platform on cable television. The company’s library of films and TV episodes encompasses award-winning documentaries from Docurama Films®, next-gen Indies from Flatiron Film Company®, acclaimed independent films and festival picks through partnerships with the Sundance Institute and Tribeca Films and a wide range of content from brand name suppliers, including National Geographic, Discovery, Scholastic, NFL, Shout Factory, Hallmark, Jim Henson and more.

Additionally, given Cinedigm’s infrastructure, technology, content and distribution expertise, the Company has rapidly become a leader in the quickly evolving over-the-top digital network business. Cinedigm’s first channel, DOCURAMA, launched in May 2014, and is currently available on iOS, Roku, Xbox and Samsung, with additional platforms currently being rolled out. Cinedigm launched CONtv, a Comic Con branded channel in partnership with WIZARD WORLD, on March 3, 2015. The Company’s third OTT channel, DOVE CHANNEL, launched on September 15, 2015 and is a digital streaming subscription service targeted to families and kids seeking high quality and family friendly content approved by Dove Foundation.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp.  [CIDM-G]

Press Contact:
Maggie Begley/MBC
310.390.0101  M: 310.749.3055
Maggie@mbcprinc.com